Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 23, 2007, except for Note 17 to the consolidated financial statements, as to which the date is June 12, 2007, relating to the consolidated financial statements and financial statement schedules of PNA Group Holding Corporation (Successor) and our report dated April 23, 2007, except for Note 17 to the consolidated financial statements, as to which the date is June 12, 2007, relating to the consolidated financial statements and financial statement schedule of PNA Group, Inc. (Predecessor), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 13, 2007